UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                  Certification and Notice of Termination of
              Registration under Section 12(g) of the Securities
       Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                    333-54035
                            (Commission File Number)

                                MTS, INCORPORATED
             (Exact name of registrant as specified in its charter)

                              2500 DEL MONTE STREET
                        WEST SACRAMENTO, CALIFORNIA 95691
                                 (916) 373-2502
               (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)


                  NEW 9 3/8% SENIOR SUBORDINATED NOTES DUE 2005
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

|_|      Rule 12g-4(a)(1)(i)                 |_|     Rule 12h-3(b)(1)(i)
|_|      Rule 12g-4(a)(1)(ii)                |_|     Rule 12h-3(b)(1)(ii)
|_|      Rule 12g-4(a)(2)(i)                 |_|     Rule 12h-3(b)(2)(i)
|_|      Rule 12g-4(a)(2)(ii)                |_|     Rule 12h-3(b)(2)(ii)
                                             |X|     Rule 15d-6

                                   [40]
(Approximate number of holders of record as of the certification or notice date)

         Pursuant to the requirements of the Securities Exchange Act of 1934, MTS, Incorporated. has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  October 27, 2003             MTS, INCORPORATED


                                    By:     /s/ E. Allen Rodriquez
                                    Name:   E. Allen Rodriguez
                                    Its:    President